Exhibit 99.1

NEWS FROM LAKE CITY BANK
FOR IMMEDIATE RELEASE

Contact
Mary Horan
Director of Marketing and Public Relations
574 371-9280 office
574 377-9150 mobile
mary.horan@lakecitybank.com

Brok A. Lahrman Joins Lake City Bank as Chief Accounting Officer and Senior Vice President of Finance

Warsaw, Indiana (March 14, 2019) – Lake City Bank is pleased to announce that Brok A. Lahrman has joined the bank as Senior Vice President of Finance and Chief Accounting Officer.

Lahrman is responsible for leading the finance department, ensuring that financial reporting by the company is made in accordance with Generally Accepted Accounting Principles and Securities and Exchange Commission (SEC) rules. He also will perform strategic financial modeling for Lakeland Financial Corporation and Lake City Bank.

Lahrman is a former Senior Manager at BKD, LLP in Fort Wayne, Indiana. He led teams responsible for audits at financial institutions, including both SEC and non-SEC registered companies. He also participated in various firm-wide task forces including the Current Expected Credit Losses (CECL) Task Force and the SEC Task Force.

“Brok’s background, including his extensive experience in the banking industry are great assets to Lake City Bank,” said David M. Findlay, President and Chief Executive Officer.

“We’re pleased that Brok has joined the Lake City Bank Team,” said Lisa M. O’Neill, Executive Vice President and Chief Financial Officer. “His proven knowledge in in the financial services industry, experience leading the assurance teams, and expertise in financial reporting, audit and internal controls are an advantage to the bank.”

Lahrman has a bachelor’s degree in accounting and finance and graduated with honors from the University of Saint Francis. He completed his Certified Public Accounting Designation in 2011. He is an August 2019 candidate at the Graduate School of Banking at the University of Wisconsin-Madison. He serves on the board of the Fort Wayne Chapter of the Institute of Internal Auditors and is a guest speaker at the University of Saint Francis for business and accounting students. He is a board member and treasurer of the Boys and Girls Club of Fort Wayne, also serving on the finance committee.

Lake City Bank, a $4.9 billion bank headquartered in Warsaw, Indiana, is the fourth largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 50 branch offices in northern and central Indiana, delivering technology-driven solutions in a client-centric way to individuals and businesses. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit lakecitybank.com.

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